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                             DENSE-PAC MICROSYSTEMS
                     COMPLETES $4,500,000 PRIVATE PLACEMENT

      February 28, 1996. Garden Grove, California. Dense-Pac Microsystems, Inc. (NASDAQ: DPAC) announced today that the Company has completed the sale of 900,000 shares of common stock for an aggregate purchase price of $4,500,000 pursuant to a private placement which was not registered under the Securities Act of 1933, as amended.

      The proceeds from the offering will be used to finance inventory and accounts receivable and to expand manufacturing capacity in connection with the production of the SuperSIMM(TM) product line, and to provide working capital for general corporate purposes.

      Dense-Pac develops, manufactures and sells a broad line of high density semi-conductor memory products for a variety of commercial, industrial and aerospace applications. The shares of common stock sold in the offering may not be offered or sold in the United States unless such shares are registered under the Securities Act of 1933 or pursuant to an exemption from such registration requirements.

                                  EXHIBIT 99.1